FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “First Amendment”) is made this 13th day of June 2007, by and among NUVOTEC usa, INC., a Washington corporation (the “Company”); PACIFIC ECOSOLUTIONS, INC., a Washington corporation and wholly owned subsidiary of the Company (“PEcoS”); PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Parent”); and PESI TRANSITORY, INC., a Washington corporation (“Merger Sub”).

WITNESSETH

WHEREAS, all of the parties hereto entered into that certain Agreement and Plan of Merger, dated April 27, 2007 (the “Merger Agreement”);

WHEREAS, unless otherwise set forth in this First Amendment, the capitalized terms in this First Amendment shall have meanings ascribed to them in the Merger Agreement; and

WHEREAS, the parties desire to amend the Merger Agreement in accordance with paragraph 30.10 of the Merger Agreement, as follows:

(a)
to provide that the total cash amount of the Purchase Price to be paid at Closing is reduced from $2.5 million to $2.3 million, with such reduction allocated proportionately among all stockholders in a manner that reflects the payment of cash at Closing;

(b)	to provide that the maximum aggregate Earn-Out Amount paid during all of the Earn-Out Period shall be reduced from $4.6 million to $4.4 million; and

(c)	as otherwise provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Amendment to Paragraph 1.5. Clauses (i), (ii)(a) and (iii) of the first paragraph of paragraph 1.5 of the Merger Agreement are hereby amended, and a new clause (iv) to paragraph 1.5 is hereby inserted as follows:

(a)	Clause (i) is hereby amended by deleting the amount of “$1.8 million” and substituting in lieu thereof the amount of “$1.656 million;”

(b)	Clause (ii)(a) is hereby amended by deleting the amount of “$700,000” and substituting in lieu thereof the amount of “$644,000;”

(c)	Clause (ii)(d) is hereby amended by deleting the phrase “As of the Closing, each of the Accredited Stockholders shall have executed a Subscription Agreement,

substantially in the form attached hereto as Exhibit D” and substituting in lieu thereof the following:

“As of the Closing, each of the Accredited Stockholders shall have executed a Subscription Agreement, and Supplement to Letter of Transmittal in the form approved by Parent.”

(d)	Clause (iii) is hereby amended by deleting the amount “$4.6 million” and substituting in lieu thereof the amount of “$4.4 million”.

(e)	The following new clause (iv) is hereby inserted immediately before paragraph 1.5.1:

(iv)
Notwithstanding clauses (i) and (ii)(a) of this paragraph 1.5, the cash amount to be paid at Closing pursuant to paragraph 1.5(i) to the Unaccredited Stockholders and the cash amount to be paid at Closing pursuant to paragraph 1.5(ii)(a) to the Accredited Stockholders may be reallocated between the Unaccredited Stockholders and the Accredited Stockholders as deemed in writing to be necessary and appropriate by Parent and Company to reflect changes, if any, in the proportionate ownership of the Company Common Stock by the Unaccredited Stockholders and the Accredited Stockholders.

2.  Amendment to Maximum Earn-Out Amount. Paragraphs 1.5.3.1 and 1.5.3.8 are each hereby amended by deleting the amount “$4.6 million” and substituting in lieu thereof the amount “$4.4 million.”

3.  Amendment to Paragraph 1.5.4. Paragraph 1.5.4 of the Merger Agreement is hereby deleted and the following new paragraph 1.5.4 is substituted in lieu thereof:

1.5.4 Intentionally Omitted.

4.  Amendment to Paragraph 4.1.1. The first sentence of paragraph 4.1.1 of the Merger Agreement is hereby deleted and the following sentence is substituted in lieu thereof:

“The Company hereby designates and all of the Company Stockholders entitled to receive a portion of the Purchase Price as a result of the Merger shall designate Nuvotrust Liquidation Trust (the initial Trustee of which is Nuvotrust Trustee, LLC, the controlling members of which are Robert L. Ferguson and William N. Lampson) (the “Representative”) to represent the interests of the Company Stockholders for purposes of the Escrow Agreement and the Paying Agent Agreement.”

5.  Amendment to Paragraph 10. Paragraph 10 of the Merger Agreement is hereby deleted and the following new paragraph 10 is substituted in lieu thereof:

10.	Domain Names. Prior to the Closing, the Company shall have entered into a written agreement with Vivid Learning Systems, Inc. (“Vivid”), in form satisfactory to Parent, requiring Vivid to transfer, assign to Surviving Company, and its successors and assigns, upon the earlier of demand by Parent or six months after the Closing Date, all of Vivid’s right, title and interest including, but not limited to, all of Vivid’s common law rights in and to the domain name registrations “nuvotec.com” and “pacificecosolutions.com,” together with any goodwill therein, all rights to sue for past infringement and to receive any recoveries therefor, and all data, programming code and other information and rights as pertains to the operation of the websites known as “nuvotec.com” and “pacificecosolutions.com” (collectively, the “Domain Names”). The written agreement shall provide that Vivid will not adopt any similar or related names to the Domain Names in the future and that Vivid shall agree not to contest the validly of Surviving Company’s rights in the Domain Names. The Company represents and warrants to Parent that (a) Vivid has and will transfer to the Surviving Company, exclusive ownership of the Domain Names, free and clear of all Liens, restrictions and encumbrances, and (b) there is no litigation or any other disputes, pending or threatened, arising from or relating to the Domain Names.

6.  Amendment to Paragraph 25.3.21. Paragraph 25.3.21 is hereby deleted and the following new paragraph 25.3.21 is substituted in lieu thereof:

“25.3.21 Intentionally Omitted.”

7.  New Paragraph 25.3.28. The following new paragraph 25.3.8 is hereby inserted immediately after paragraph 25.3.27:

“25.3.28 ES Ecology Services. PEcoS shall have issued written demand for payment to the generators of waste located at PEcoS’ facility for which ES Ecology Services served as the broker; provided that written demand need not be issued to such generators having an aggregate balance owed of less than $1,000.”

8.  Amendment to Paragraph 29. Paragraph 29 is hereby amended by deleting the following defined terms and corresponding paragraph references:

Deleted Term	Deleted Paragraph Reference
Additional Merger Expenses	1.5.4
Adjusted January 31, 2007 Balance Sheet	1.5.4
Closing Balance Sheet	1.5.4
January 31, 2007 Combined Net Assets	1.5.4
Net Assets	1.5.4

9.  Conforming Amendments. Each occurrence in the Merger Agreement of the phrase “and as adjusted pursuant to paragraph 1.5.4” and “as adjusted pursuant to paragraph 1.5.4” is hereby deleted.

10.  New Paragraph 9.24. Paragraph 9 of the Merger Agreement is hereby amended by adding the following new paragraph 9.24 at the end thereof:

9.24
Proceeds of Exercise. retain all cash or other consideration received by the Company from the date of the Merger Agreement to the date of the Closing as a result of or in connection with the exercise of outstanding Company Stock Options and/or Company Warrants (collectively, the “Exercise Proceeds”) and (a) shall not make, directly or indirectly, any sale, transfer, assignment, dividend, spin-off, payment, disbursement or other disposition of any portion of the Exercise Proceeds to any one or more Company Stockholders or to any party or person in connection with any Pre-Closing Distributions and (b) shall not in any manner use the Exercise Proceeds to pay any debts, liabilities or obligations of the Company, PEcoS or any of their subsidiaries, except the Company may use the Exercise Proceeds to pay the following debts of the Company (i) broker’s fees to SMH Capital (f/k/a Sanders Morris Harris, Inc.) estimated to be $275,000 incurred by the Company as a result of the Merger, (ii) legal fees to Kirkpatrick & Lockhart Preston Gates Ellis, LLP and Rettig Osborne & Forgette in an amount estimated to be $250,000 incurred by the Company as a result of the Merger, (iii) accounting fees to Williams & Webster in an amount estimated to be $10,000 incurred by the Company as a result of the Merger, (iv) title and survey fees in an amount estimated to be $17,000 incurred by the Company in connection with the Merger, (v) excise taxes owned by the Company and/or PEcoS in an amount estimated to be $65,000, (vi) cost of tail insurance covering the Company’s current officers and directors after the Merger in an amount estimated to be $20,271, and (vii) cost to terminate the Company’s and PEcoS’ 401(k) plans prior to the Closing in an amount estimated to be $6,000. Notwithstanding the foregoing, an expense of the Company not expressly listed above may be paid utilizing the Exercise Proceeds if and only if the Company has obtained the prior written consent of the Parent’s Chief Financial Officer to the payment of the specific expense requested to be paid from the Exercise Proceeds, which consent may be withheld in Parent’s or its Chief Financial Officer’s sole discretion. Further, the total of all said expenses shall not exceed the Exercise Proceeds.

11.  Amendment to Schedule 1.1. Schedule 1.1 of the Company Disclosure Schedule is hereby amended to include the software and hardware systems set forth in Addendum to Schedule 1.1 of Company’s Disclosure Schedule attached hereto.

12.  Amendment to Paying Agent Agreement. Section 5.2 of the Paying Agent Agreement, attached as Exhibit “F” to the Merger Agreement, is hereby amended by deleting the amount “$4.6 million” and substituting in lieu thereof the amount of “$4.4 million”.

13.  Conforming Amendment. All references in the Merger Agreement to the “Representatives” shall be to the Representative designated in amended paragraph 4.1.1 of the Merger Agreement.

14.  Amendment to Exhibits. The forms of Paying Agent Agreement and Escrow Agreement, attached to the Merger Agreement as Exhibits F and G, respectively, are hereby amended by (a) amending the recital to reference the First Amendment and (b) changing the Representative to Nuvotrust Liquidation Trust. The form of Paying Agent Agreement and Escrow Agreement, as revised pursuant to the foregoing (and Section 12 hereof), are attached hereto as Exhibit F and G, respectively. The form of Subscription Agreement, attached as Exhibit D to the Merger Agreement, is hereby deleted and the form of Subscription Agreement and Supplement to Letter of Transmittal, attached hereto as Exhibit D, is substituted in lieu thereof. In addition, Exhibits A, B and C attached to the Merger Agreement have been revised and are hereby deleted and new Exhibits A (Articles and Plan of Merger), B (List of Company Accredited Stockholders) and C (List of Company Unaccredited Stockholders) attached hereto are substituted in lieu thereof.

15.  Amendment to Paragraphs 7.21 and 25.3.10. Sanders Morris Harris, Inc. has changed its name to SMH Capital. Thus, the reference to Sanders Morris Harris, Inc. as set forth in paragraphs 7.21 and 25.3.10 is hereby changed to SMH Capital (f/k/a Sanders Morris Harris, Inc.).

16.  Continuing Effect. The Merger Agreement, as modified by this First Amendment, shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

NUVOTEC usa, INC., a Washington corporation

By:	/s/ Robert L. Ferguson

Robert L. Ferguson, Chairman & Chief Executive Officer

By:	/s/ William N. Lampson

William N. Lampson, Vice Chairman

(the “Company”)

PACIFIC ECOSOLUTIONS, INC., a Washington corporation

By:	/s/ Robert L. Ferguson

Robert L. Ferguson, Chairman & Chief Executive Officer

By:	/s/ William N. Lampson

William N. Lampson, Vice Chairman

(“PEcoS”)

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/ Steven Baughman

Steven Baughman Vice President

(“Parent”)

PESI TRANSITORY, INC., a Washington corporation

By:	/s/ Steven Baughman

Steven Baughman Vice President

(“Merger Sub”)

Addendum to Schedule 1.1 of
Company Disclosure Schedule

•	Desktop Software licenses
o	56 MS XP Pro (21 MS eOpen, 35 MS XP - OEM)
o	49 MS Office (19 Pro 2003 eOpen, 9 Pro 2003, 21 SBE 2003)
o	25 Adobe Acrobat STD
•	Server Software licenses
o	8 File/ Print Servers - MS 2003 / NT 4 (est. 50 cals)
•	Accounting system MAS 200 - data
•	E-mail / Communications System - MS Exchange Server
•	E-mail / Communications System - Blackberry Server
•	Maintenance Management - PMC (DPSI)
•	AntiVirus - NAV Server (PC)
•	AutoCAD System Software
•	Project Management - MS Project Server, SQL Server
•	Data Backups - Veritas / Tape autoloader system and software
•	Print / Copy / Scan Services - MS NT Server
•	Security Camera System (in progress) - MS Server and camera software

•	Mechanical /Monitoring System - Wonderware / Rockwell / RSLogics
•	Lab Systems (HP RCA lab software)
•	GamaSpec & PC
•	Time tracking - Time entry system
•	Phone System - 3COM
•	Alarm System - Upgrade needed on this system

•	ATG Accounting - Old Accounting system used for historical data
•	Manifesting - DOE LowTrack

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Exhibits

Exhibit A	Articles & Plan of Merger
Exhibit B	List of Company Stockholders Accredited Investors
Exhibit C	List of Company Stockholders Not Accredited Investors
Exhibit D	Accredited Stockholder Subscription Agreement and Supplement to Letter of Transmittal
Exhibit F	Paying Agent Agreement
Exhibit G	Escrow Agreement